# INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT ("**IP Assignment**"), dated as of May 18, 2020, is made by Robert Rudelius and Satish Vankayalapati (collectively, "**Sellers**") in favor of MedicaMetrix, LLC (the "**Buyer**"), in accordance with the terms of the MedicaMetrix, LLC Amended and Restated Limited Liability Company Agreement ("**LLC Agreement**").

WHEREAS, under the terms of the LLC Agreement, Sellers are conveying certain Capital Contributions (as defined in the LLC Agreement) to the Buyer in exchange for an equity interest in the Buyer, including the property included under this IP Assignment Agreement;

WHEREAS, Sellers have agreed to execute and deliver this IP Assignment, for recording with the United States Patent and Trademark Office, and corresponding entities or agencies in any applicable jurisdictions;

NOW THEREFORE, the parties hereby agree as follows:

1. Assignment. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers hereby irrevocably convey, transfer, and assign to Buyer, and Buyer hereby accepts, all of Sellers' right, title, and interest in and to the following (the "**Assigned IP**"):

(a) the patents and patent applications set forth on Schedule 1 hereto and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof (the "**Patents**");

(b) the trademark registrations and applications set forth on Schedule 2 hereto and all issuances, extensions, and renewals thereof (the "**Trademarks**"), together with the goodwill of the business connected with the use of, and symbolized by, the Trademarks;

(c) all rights of any kind whatsoever of Sellers accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(d) any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(e) any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

2. Recordation and Further Actions. Sellers hereby authorize the Commissioner for Patents and the Commissioner for Trademarks in the United States Patent and Trademark Office

and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this IP Assignment upon request by Buyer. Following the date hereof, upon Buyer's reasonable request, Sellers shall take such steps and actions, and provide such cooperation and assistance to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect the assignment of the Assigned IP to Buyer, or any assignee or successor thereto.

3. Counterparts. This IP Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this IP Assignment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this IP Assignment.

4. Successors and Assigns. This IP Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5. Governing Law. This IP Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this IP Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the State of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of the State of Massachusetts or any other jurisdiction).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sellers have duly executed and delivered this IP Assignment as of the date first above written.

Robert Rudelius

Satish Vankayalapati

AGREED TO AND ACCEPTED:

MedicaMetrix, LLC

Name: Robert Rudelius
Title: Chief Executive Officer

## SCHEDULE 1

## ASSIGNED PATENTS AND PATENT APPLICATIONS

US PATENTS

| Patent No | Where | Title | Status |
|---|---|---|---|
| 7,309,319 | US | Apparatus and Method for Measuring the Dimensions of the Palpable Surface of the Prostate | Issued |
| 8,694,079 | US | Double Membrane Prostate Glove | Issued |
| 9,402,564 | US | Prostate glove with measurement grid | Issued |
| 9,402,547 | US | Prostate glove with receiver fibers | Issued |
| 9,538,952 | US | Grid for measuring prostate volume | Issued |

EUROPEAN PATENTS

| Patent No | Where | Title | Status |
|---|---|---|---|
| 1,727,462 | EP | Apparatus and Method for Measuring the Dimensions of the Palpable Surface of the Prostate | Granted |

US PATENTS PENDING

| Serial No.: | Title: | |
|---|---|---|
| 13/663,888 | Connector for use with a prostate measurement system | Office actions |
| 13/663,890 | Controller for measuring prostate volume | Office actions |
| 15/386,894 | Prostate glove, fingertip optical encoder, connector system, and related methods | Pending |

## SCHEDULE 2

## ASSIGNED TRADEMARK REGISTRATIONS AND APPLICATIONS

### Trademark Registrations

| Mark | Jurisdiction | Registration Number | Registration Date |
|---|---|---|---|
| PROSTAMETRIC | | | |
| PROSTAGLOVE | | | |

### Trademark Applications

| Mark | Jurisdiction | ITU Status | Application Serial Number | Filing Date |
|---|---|---|---|---|
| | | | | |